EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED APRIL 6, 2021

Paychex, Inc. Reports Third Quarter Results and Improves Full Year Guidance; Reflects Client Base Growth and Strong Client Retention

Rochester, N.Y. - (April 6, 2021)  -  Paychex, Inc.  (the “Company,” “Paychex,” “we,” “our,” or “us”) today announced the following results for the quarter ended February 28, 2021 (the “third quarter”), as compared to the corresponding prior-year period:

•	Total service revenue decreased 2% to $1.1 billion.
•	Total revenue decreased 3% to $1.1 billion.
•	Operating income was comparable at $468.6 million.
•	Diluted earnings per share and adjusted diluted earnings per share(1) each decreased 1% to $0.97 per share and $0.96 per share, respectively.

(1)Adjusted diluted earnings per share is not a United States (“U.S.”) generally accepted accounting principle (“GAAP”) measure. Adjusted diluted earnings per share includes an adjustment for net tax windfall benefits related to employee stock-based compensation payments. Please refer to the “Non-GAAP Financial Measures” section on page 4 of this press release for a discussion of non-GAAP measures and a reconciliation to the U.S. GAAP measure of diluted earnings per share.

Martin Mucci, President and Chief Executive Officer, commented, “Client retention remains strong and at record levels, and our results for the third quarter show that our resilient business model has helped us navigate the uncertainties created by COVID-19. We continue to see progress in our key indicators and remain committed to providing our clients the flexibility, technology, and resources they need to respond and adapt to the uncertainties of the COVID-19 environment.”

Mucci added, “We’re anticipating client needs with solutions that prepare them for what’s next. Our sales, support, product development, and marketing teams carefully listen to customer feedback—bringing to market new tools and technology designed to efficiently manage payroll, staffing, time tracking, and scheduling. Demonstrating our commitment to innovate and meet our client’s needs, we were pleased to receive our fifth consecutive Stevie® Award as a 2021 winner for the Most Valuable COVID-19 Response. Paychex's multifaceted response included our comprehensive COVID-19 Help Center, state-specific resources, educational webinars, product innovations, in-app Paycheck Protection Program tools, specialized employee training, and more. This recognition speaks to the company’s ability to deliver innovative solutions and we will continue to focus on meeting the evolving needs of our clients and the business community.”

Third Quarter Business Highlights

Results of operations compared with the prior-year period continue to be impacted by the COVID-19 pandemic. However, client retention remains strong and at record levels.

Management Solutions revenue was comparable at $846.8 million, impacted by the following:

•	Increase in our client base and penetration of our suite of solutions, particularly HR outsourcing, retirement services, and time and attendance.
•	Solid growth experienced from new services and product initiative offerings.
•	Lower check volumes and annual calendar year-end revenues as clients continue to operate with fewer employees.

PEO and Insurance Solutions revenue was $249.8 million, a decrease of 8%, impacted by the following:

•	Decrease in the number of worksite employees at our clients.
•	Decrease in state unemployment insurance within our PEO driven by rising unemployment costs.
•	Lower workers’ compensation premiums driven by reduced wages and softening of market rates.

Interest on funds held for clients decreased 29% to $15.1 million, primarily impacted by lower average interest rates and realized gains. Average investment balances were consistent.

Total expenses decreased 4% to $643.1 million. This decrease was driven by lower discretionary spending,  reduced facilities costs resulting from cost savings initiatives, and lower amortization of intangible assets.

Operating income was $468.6 million.  Operating margin (operating income as a percentage of total revenue) increased and was 42.2% for the third quarter, compared to 41.1% for the prior year period.

Our effective income tax rate was 24.2% for the third quarter compared to 23.6% for the  prior year period.  The effective income tax rates in both periods were impacted by the recognition of net discrete tax benefits related to employee stock-based compensation payments, with a higher volume of employee stock option exercises experienced in the prior-year period.

Fiscal Year-To-Date Business Highlights

Results for the nine months ended February 28, 2021 (the  “nine months”), as compared to the corresponding prior-year period, are as follows:

•	Total service revenue and total revenue each decreased 3% to $3.0 billion.
•	Operating income decreased 5% to $1.1 billion. Adjusted operating income(1) decreased 2% to $1.1 billion.
•	Diluted earnings per share decreased 5% to $2.31 per share. Adjusted diluted earnings per share(1) decreased 3% to $2.32 per share.

Adjusted operating income and adjusted diluted earnings per share include adjustments for one-time non-recurring cost saving initiatives of $32.2 million and net tax windfall benefits related to employee stock-based compensation payments.

(1)Adjusted operating income and adjusted diluted earnings per share are not U.S. GAAP measures.  Please refer to the “Non-GAAP Financial Measures” section on page 4 of this press release for a discussion of these non-GAAP measures and a reconciliation to the most comparable U.S. GAAP measures of operating income and diluted earnings per share.

Financial Position and Liquidity

As of February 28, 2021, our financial position remained strong with cash, restricted cash, and total corporate investments of $1.1 billion. Total short-term and long-term borrowings, net of debt issuance costs, were $804.2 million as of February 28, 2021. Our positive cash flows have historically allowed us to support our business and to pay substantial dividends to our stockholders. We currently anticipate that cash, restricted cash, and total corporate investments as of February 28, 2021,  along with projected operating cash flows and available short-term financing, will support our business operations, capital purchases, share repurchases, and dividend payments for the foreseeable future. Our strong balance sheet and operational flexibility have allowed us to successfully manage through the ongoing impacts of the COVID-19 pandemic to date while protecting our cash flow and liquidity. We continue to evaluate the nature and extent of changes to the market and economic conditions related to the COVID-19 pandemic and assess the potential impact on our business and financial position.

Cash flows from operations were $870.6 million for the nine months, a decrease of 17% from the prior year period.  The decrease in our operating cash flows was driven by lower net income and changes in our operating assets and liabilities. The changes in our operating assets and liabilities were primarily driven by an increase in our purchased receivables balances due to our client’s continued recovery from the COVID-19 pandemic and growth in our business, offset by an increase in our worksite employee payroll-related liabilities.

During the nine months, we paid dividends of $670.5 million and repurchased 0.9 million shares of our common stock for a total of $76.0 million.  In the respective prior year period, we paid dividends of $666.8 million and repurchased 2.0 million shares of our common stock for a total of $171.9 million.

Non-GAAP Financial Measures

	For the three months ended			For the nine months ended
	February 28,	February 29,		February 28,	February 29,
$ in millions	2021(1)	2020	Change	2021(1)	2020	Change
Operating income	$468.6	$470.1	—%	$1,106.9	$1,160.9	(5)%
Non-GAAP adjustments:
Cost-saving initiatives(2)	—	—		32.2	—
Total non-GAAP adjustments	—	—		32.2	—
Adjusted operating income	$468.6	$470.1	—%	$1,139.1	$1,160.9	(2)%

Net income	$350.5	$354.5	(1)%	$834.5	$877.4	(5)%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments(3)	(1.7)	(3.3)		(17.2)	(14.8)
Cost-saving initiatives(2)	—	—		24.3	—
Total non-GAAP adjustments	(1.7)	(3.3)		7.1	(14.8)
Adjusted net income	$348.8	$351.2	(1)%	$841.6	$862.6	(2)%

Diluted earnings per share	$0.97	$0.98	(1)%	$2.31	$2.43	(5)%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments(3)	—	(0.01)		(0.05)	(0.04)
Cost-saving initiatives(2)	—	—		0.07	—
Total non-GAAP adjustments	—	(0.01)		0.02	(0.04)
Adjusted diluted earnings per share	$0.96	$0.97	(1)%	$2.32	$2.39	(3)%

Net income	$350.5	$354.5	(1)%	$834.5	$877.4	(5)%
Non-GAAP adjustments:
Interest expense, net	8.5	6.2		25.4	18.8
Income taxes	112.1	109.7		253.8	268.1
Depreciation and amortization expense	46.4	50.1		144.6	158.0
Total non-GAAP adjustments	167.0	166.0		423.8	444.9
EBITDA	517.5	520.5	(1)%	1,258.3	1,322.3	(5)%
Cost-saving initiatives(2)	—	—		32.2	—
Adjusted EBITDA	$517.5	$520.5	(1)%	$1,290.5	$1,322.3	(2)%

(1)The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.

(2)One-time costs and corresponding tax benefit recognized related to the acceleration of cost-saving initiatives, including the long-term strategy to reduce our geographic footprint and headcount optimization. These events are not expected to recur.

(3)Net tax windfall benefits related to employee stock-based compensation payments recognized in income taxes. This item is subject to volatility and will vary based on employee decisions on exercising employee stock options and fluctuations in our stock price, neither of which is within the control of management.

In addition to reporting operating income, net income, and diluted earnings per share, which are U.S. GAAP measures, we present adjusted operating income,  adjusted operating margin, adjusted net income, adjusted diluted earnings per share, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), and adjusted EBITDA, which are non-GAAP measures. We believe these additional measures are indicators of our core business operations performance period over period. Adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted earnings per share, EBITDA, and adjusted EBITDA, are not calculated through the application of U.S. GAAP and are not required forms of disclosure by the Securities and Exchange Commission (“SEC”). As such, they should not be considered  a substitute for the U.S. GAAP measures of operating income, net income, and diluted earnings per share,  and, therefore, they should not be used in isolation but in conjunction with the U.S. GAAP measures. The use of any non-GAAP measure may produce results that vary from the U.S. GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Business Outlook

Our outlook for the fiscal year ending May 31, 2021 (“fiscal 2021”) incorporates anticipated impacts resulting from the COVID-19 pandemic based on current assumptions and market conditions. Changes in the macroeconomic environment could alter our guidance. During the nine months, we recognized one-time costs of $32.2 million related to the acceleration of cost-saving initiatives, including the long-term strategy to reduce our geographic footprint and headcount optimization.  Our guidance for adjusted operating margin, adjusted EBITDA margin, and adjusted diluted earnings per share excludes these one-time costs. In addition, adjusted diluted earnings per share excludes the tax benefit on stock-based compensation payments of $17.2 million. We have updated our guidance as follows:

•	Management Solutions revenue is anticipated to be in the range of flat to 2%;
•	Total service revenue is anticipated to be in the range of (1%) to 1%;
•	Total revenue is anticipated to be in the range of (2%) to flat;
•	Adjusted operating margin(1) is anticipated to be in the range of 36% to 37%;
•	Adjusted EBITDA margin(1) is anticipated to be in the range of 41% to 42%;
•	The effective income tax rate for fiscal 2021 is anticipated to be in the range of 23% to 24%; and
•	Adjusted diluted earnings per share(2) is anticipated to be in the range of (2%) to flat.

Other aspects of our guidance for fiscal 2021 remain unchanged from what we provided previously.

(1) Adjusted operating margin and adjusted EBITDA margin are not U.S. GAAP measures.  Adjusted operating margin is calculated as operating margin, adjusted for one-time non-recurring items, as a percentage of total revenue. Adjusted EBITDA margin is calculated as net income, adjusted for interest, taxes, depreciation, amortization and one-time non-recurring items, as a percentage of total revenue.  We believe that the exclusion of certain one-time non-recurring items when calculating these measures provides a better indicator of our core business operations performance period over period.

(2) Adjusted diluted earnings per share is not a U.S. GAAP measure. Please refer to the “Non-GAAP Financial Measures” section on page 4 of this press release for a discussion of this non-GAAP measure and a reconciliation to the most comparable U.S. GAAP measure of diluted earnings per share.

Environmental, Social, and Governance (“ESG”)

As part of what it means to be Paychex, we are focusing our ESG efforts where we can have the most positive impact. To learn more about our latest initiatives and work we are doing, please visit https://www.paychex.com/corporate/corporate-responsibility. Information available on our website is not a part of, and is not incorporated into, this press release.

Quarterly Report on Form 10-Q

We anticipate filing our Quarterly Report on Form 10-Q (“Form 10-Q”) for the third quarter within the next few days, and it will be available at https://investor.paychex.com.This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.

Webcast Details

Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for April 6, 2021,  at 9:30 a.m. Eastern Time, at https://investor.paychex.com. The webcast will be archived for approximately 90 days. Our news releases, current financial information, SEC filings, and investor presentations are also accessible at https://investor.paychex.com.

For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585‑383‑3406
Media Inquiries:	Adam Kranitz, Director of Corporate Communications	585‑383-3074

About Paychex

Paychex, Inc. (Nasdaq:PAYX) is a leading provider of integrated human capital management solutions for human resources, payroll, benefits, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by more than 45 years of industry expertise, Paychex serves more than 680,000 payroll clients as of May 31, 2020 across more than 100 locations in the U.S. and Europe, and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting paychex.com and stay connected on Twitter (www.twitter.com/paychex) and LinkedIn (www.linkedin.com/company/paychex).

Cautionary Note Regarding Forward-Looking Statements

Certain written and oral statements made by us may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “intend,” “overview,” “outlook,” “guidance,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “believes,” “could be,” “targeting,” and other similar words or phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to our outlook, revenue growth, earnings, earnings-per-share growth, or similar projections.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial conditions may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•	the impact of the COVID-19 pandemic on the U.S. and global economy, and in particular on our small- and medium-sized business clients;
•	changes in governmental regulations and policies;
•	our ability to comply with U.S. and foreign laws and regulations;

•	our ability to keep pace with changes in technology and to provide timely enhancements to our products and services;
•	our compliance with data privacy laws and regulations;
•	the possibility of cyberattacks, security vulnerabilities and Internet disruptions, including breaches of data security and privacy leaks, data loss and business interruptions;
•	the possibility of failure of our operating facilities, computer systems, or communication systems during a catastrophic event;
•	the failure of third-party service providers to perform their functions;
•	the possibility that we may be subject to additional risks related to our co-employment relationship with our PEO;
•	changes in health insurance and workers’ compensation insurance rates and underlying claim trends;
•	our clients’ failure to reimburse us for payments made by us on their behalf;
•	the effect of changes in government regulations mandating the amount of tax withheld or the timing of remittances;
•	volatility in the political and economic environment;
•	risks related to acquisitions and the integration of the businesses we acquire;
•	our failure to comply with covenants in our debt agreements;
•	changes in the availability of qualified people, including management, technical, compliance and sales personnel;
•	our failure to protect our intellectual property rights;
•	the possible effects of negative publicity on our reputation and the value of our brand; and
•	potential outcomes related to pending or future litigation matters.

Any of these factors, as well as such other factors as discussed in our SEC filings, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known as of the date of this press release, and any forward-looking statements made by us in this document speak only as of the date on which it is made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share amounts)

	For the three months ended			For the nine months ended
	February 28,	February 29,		February 28,	February 29,
	2021	2020	Change(2)	2021	2020	Change(2)
Revenue:
Management Solutions	$846.8	$850.0	—%	$2,267.0	$2,301.2	(1)%
PEO and Insurance Solutions	249.8	271.5	(8)%	715.8	762.6	(6)%
Total service revenue	1,096.6	1,121.5	(2)%	2,982.8	3,063.8	(3)%
Interest on funds held for clients(1)	15.1	21.2	(29)%	44.8	61.6	(27)%
Total revenue	1,111.7	1,142.7	(3)%	3,027.6	3,125.4	(3)%
Expenses:
Cost of service revenue	328.4	340.3	(3)%	955.4	989.1	(3)%
Selling, general and administrative expenses	314.7	332.3	(5)%	965.3	975.4	(1)%
Total expenses	643.1	672.6	(4)%	1,920.7	1,964.5	(2)%
Operating income	468.6	470.1	—%	1,106.9	1,160.9	(5)%
Other expense, net(1)	(6.0)	(5.9)	n/m	(18.6)	(15.4)	n/m
Income before income taxes	462.6	464.2	—%	1,088.3	1,145.5	(5)%
Income taxes	112.1	109.7	2%	253.8	268.1	(5)%
Net income	$350.5	$354.5	(1)%	$834.5	$877.4	(5)%

Basic earnings per share	$0.97	$0.99	(2)%	$2.32	$2.45	(5)%
Diluted earnings per share	$0.97	$0.98	(1)%	$2.31	$2.43	(5)%
Weighted-average common shares outstanding	360.6	358.5		359.8	358.5
Weighted-average common shares outstanding, assuming dilution	362.8	361.0		362.0	361.1

(1)Further information on interest on funds held for clients and other expense, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at  www.paychex.com.

(2)Percentage changes are calculated based on unrounded numbers.

n/m – not meaningful

PAYCHEX, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except per share amounts)

	February 28,	May 31,
	2021	2020
ASSETS
Cash and cash equivalents	$787.0	$905.2
Restricted cash	54.4	49.8
Corporate investments	203.7	27.2
Interest receivable	22.9	26.2
Accounts receivable, net of allowance for doubtful accounts	694.8	384.1
PEO unbilled receivables, net of advance collections	388.2	380.0
Prepaid income taxes	15.0	16.8
Prepaid expenses and other current assets	244.9	244.8
Current assets before funds held for clients	2,410.9	2,034.1
Funds held for clients	4,211.3	3,430.5
Total current assets	6,622.2	5,464.6
Long-term restricted cash	25.9	21.3
Long-term corporate investments	9.9	10.2
Property and equipment, net of accumulated depreciation	393.1	407.4
Operating lease right-of-use assets, net of accumulated amortization	101.8	114.8
Intangible assets, net of accumulated amortization	287.9	330.6
Goodwill	1,819.6	1,791.1
Long-term deferred costs	374.4	372.5
Other long-term assets	31.1	38.2
Total assets	$9,665.9	$8,550.7

LIABILITIES
Accounts payable	$73.9	$79.4
Accrued corporate compensation and related items	164.3	131.7
Accrued worksite employee compensation and related items	609.4	512.4
Short-term borrowings	7.0	5.1
Accrued income taxes	—	50.5
Deferred revenue	38.4	39.2
Other current liabilities	333.5	277.6
Current liabilities before client fund obligations	1,226.5	1,095.9
Client fund obligations	4,129.5	3,331.0
Total current liabilities	5,356.0	4,426.9
Accrued income taxes	18.5	33.5
Deferred income taxes	233.3	240.8
Long-term borrowings, net of debt issuance costs	797.2	796.8
Operating lease liabilities	92.7	96.9
Other long-term liabilities	191.8	174.4
Total liabilities	6,689.5	5,769.3

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 360.3 shares as of February 28, 2021 and 358.8 shares as of May 31, 2020	3.6	3.6
Additional paid-in capital	1,416.3	1,289.9
Retained earnings	1,499.3	1,431.4
Accumulated other comprehensive income	57.2	56.5
Total stockholders’ equity	2,976.4	2,781.4
Total liabilities and stockholders’ equity	$9,665.9	$8,550.7

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	For the nine months ended
	February 28,	February 29,
	2021	2020
OPERATING ACTIVITIES
Net income	$834.5	$877.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	144.6	158.0
Amortization of premiums and discounts on available-for-sale ("AFS") securities, net	27.4	30.7
Amortization of deferred contract costs	143.0	139.1
Stock-based compensation costs	38.1	36.5
Benefit from deferred income taxes	(6.6)	(7.7)
Provision for allowance for doubtful accounts	11.8	6.0
Net realized gains on sales of AFS securities	(1.0)	(2.4)
Changes in operating assets and liabilities:
Interest receivable	3.4	1.3
Accounts receivable and PEO unbilled receivables, net	(330.4)	0.1
Prepaid expenses and other current assets	3.8	(15.6)
Accounts payable and other current liabilities	128.0	(26.5)
Deferred costs	(146.8)	(141.4)
Net change in other long-term assets and liabilities	19.7	(2.3)
Net change in operating lease right-of-use assets and liabilities	1.1	(0.5)
Net cash provided by operating activities	870.6	1,052.7
INVESTING ACTIVITIES
Purchases of AFS securities	(4,946.5)	(21,852.6)
Proceeds from sales and maturities of AFS securities	4,452.4	22,323.4
Purchases of property and equipment	(86.9)	(91.9)
Proceeds from sales of property and equipment	3.8	—
Acquisition of businesses, net of cash acquired	(19.5)	(6.3)
Purchases of other assets	(3.6)	(8.2)
Net cash (used in)/provided by investing activities	(600.3)	364.4
FINANCING ACTIVITIES
Net change in client fund obligations	798.5	487.7
Net proceeds from short-term borrowings	1.9	51.2
Dividends paid	(670.5)	(666.8)
Repurchases of common shares	(76.0)	(171.9)
Activity related to equity-based plans	68.2	20.0
Net cash provided by/(used in) financing activities	122.1	(279.8)
Net change in cash, restricted cash, and equivalents	392.4	1,137.3
Cash, restricted cash, and equivalents, beginning of period	1,659.8	935.2
Cash, restricted cash, and equivalents, end of period	$2,052.2	$2,072.5

Reconciliation of cash, restricted cash, and equivalents
Cash and cash equivalents	$787.0	$780.0
Restricted cash	80.3	66.4
Restricted cash and restricted cash equivalents included in funds held for clients	1,184.9	1,226.1
Total cash, restricted cash, and equivalents	$2,052.2	$2,072.5

© 2021 Paychex, Inc.